Filed pursuant to Rule 424(b)(3)
Registration No. 333-264416

PROSPECTUS SUPPLEMENT NO. 4

(to the Prospectus dated July 8, 2022)

Swvl Holdings Corp

87,379,534 CLASS A ORDINARY SHARES,

5,933,333 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES AND

17,433,333 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 8, 2022 (as supplemented to date, the “Prospectus”), which forms a part of a registration statement on Form F-1 (Registration No. 333-264416), related to the offer and sale from time to time by the selling securityholders named in the Prospectus of up to (a) 87,379,534 Class A Ordinary Shares and (b) 5,933,333 Private Placement Warrants. In addition, this prospectus supplement and the Prospectus relate to the issuance of up to (a) 11,500,000 Class A Ordinary Shares issuable upon exercise of the Public Warrants and (b) 5,933,333 Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants. Specifically, this prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K submitted to the Securities and Exchange Commission (the “SEC”) on August 17, 2022.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Our Class A Ordinary Shares and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbols “SWVL” and “SWVLW,” respectively. On August 16, 2022, the closing price for our Class A Ordinary Shares on Nasdaq was $1.70. On August 16, 2022, the closing price for our Warrants on Nasdaq was $0.10.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of the Prospectus before you make an investment in the securities.

Neither the SEC nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated August 17, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2022

Commission File Number: 001-41339

Swvl Holdings Corp

The Offices 4, One Central

Dubai World Trade Centre

Dubai, United Arab Emirates

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒                Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Announcement of First Half 2022 Financial Results.

On August 17, 2022, Swvl Holdings Corp (“Swvl”) issued a press release announcing its first half 2022 financial results, a copy of which is attached hereto as Exhibit 99.1. Attached hereto as Exhibit 99.2 are Swvl’s unaudited condensed consolidated interim financial statements for the six month periods ended June 30, 2022 and 2021.

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Swvl Holdings Corp Reports First Half 2022 Financial Results.

99.2	Condensed Consolidated Interim Financial Statements as of and for the Six Month Periods Ended June 30, 2022 and 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SWVL HOLDINGS CORP

Date: August 17, 2022	By:	/s/ Youssef Salem
	Name:	Youssef Salem
	Title:	Chief Financial Officer

Exhibit 99.1

Swvl Announces First Half 2022 Results

Second Quarter 2022 represents another record-breaking quarter based on revenue, growing total bookings 3.7x YoY and crossing the 100 mn total bookings milestone

Total ticket fares of $56.0 mn in six months ended June 30, 2022, up 3.2x from six months ended June 30, 2021

Well capitalized with $19 mn cash on balance sheet as of June 30, 2022; $29 mn subsequently raised in early Q3 from a private placement and equity facility; access to > $460 mn remaining equity facility

Swvl’s Q2 performance is in line with its expectation to turn cash flow positive in 2023

NEW YORK, August 17, 2022 /PRNewswire/ – Swvl Holdings Corp (“Swvl” or the “Company”) (NASDAQ: SWVL), a global provider of transformative tech-enabled mass transit solutions, today announced results for the First Half of 2022 and select results for the Second Quarter of 2022. Swvl’s condensed unaudited interim financial statements for the six-month periods ended June 30, 2022 and 2021, and supplementary information are available on Swvl’s website at https://investors.swvl.com/financial-information/quarterly-results.

Financial Highlights for Half Year 2022 (H1’22)

•	Revenues of $40.7 mn for H1’22, growth of 3.2x over H1’21

Key Business Measures for Half Year 2022 (H1’22)

•	Total Ticket Fares of $56.0 mn for H1’22, growth of 3.2x over H1’21
•	Total Bookings of 40.1 mn for H1’22, growth of 3.7x over H1’21

Financial Highlights for Second Quarter 2022 (Q2’22)

•	Revenues of $23.3 mn for Q2’22, growth of 3.4x over Q2’21 and 1.3x over Q1’22

Key Business Measures for Second Quarter 2022 (Q2’22)

•	Total Ticket Fares of $29.0 mn for Q2’22, growth of 3.0x over Q2’21 and 1.1x over Q1’22
•	Total Bookings of 22.6 mn for Q2’22, growth of 3.5x over Q2’21 and 1.3x over Q1’22
•	Cumulative total bookings to date exceed 112.5 mn

Mostafa Kandil, Swvl Founder and CEO, said, “As we cross the key mark of 100 million total bookings, we will continue to use the power of our cloud platform to become more cost efficient while servicing an array of user personas, providing the cities of the future with an integrated mobility operating system that helps solve for safety, reliability, efficiency, and accessibility. The commercial goals of the company are centered around maintaining a sustainable revenue growth powered by technology backed innovation feeding into profitability.”

Youssef Salem, Swvl CFO, said, “The first half of 2022 marked several important milestones for us including growing 3.7x and 3.2x on total bookings and revenue, respectively, as compared to the first half of 2021. We also completed multiple strategic steps including organic SaaS launches in Kuwait and Brazil and acquisitions of Urbvan, Volt Lines and door2door as we continue to expand our highest profitability segments in alignment with Swvl’s portfolio optimization program which we believe will lead to us turning cash flow positive in 2023.”

Supplemental Information

In addition to the information included in this release and Swvl’s condensed unaudited interim financial statements for the six months ended June 30, 2022 and 2021, presentation slides have been made available on Swvl’s website.

Key Business Measures

“Total Ticket Fares” is an operating measure representing the total dollars processed on Swvl’s platform for seats booked.

“Total Bookings” is an operating measure representing the total number of seats booked by riders and corporate customers (completed or cancelled) on our platform, over the period of measurement.

About Swvl

Swvl is a global provider of transformative tech-enabled mass transit solutions, offering intercity, intracity, B2B and B2G transportation across > 20 countries. The Company’s platform provides complimentary semi-private alternatives to public transportation for individuals who cannot access or afford private options. Every day, Swvl’s parallel mass transit systems are empowering individuals to go where they want, when they want – making mobility safer, more efficient, accessible, and environmentally friendly. Customers can book their rides on an easy-to-use proprietary app with varied payment options and 24 / 7 access to high-quality private buses and vans.

Swvl was co-founded by Mostafa Kandil, who began his career at Rocket Internet, where he launched the car sales platform Carmudi in the Philippines, which became the largest car classifieds company in the country in just six months. He then served as Rocket Internet’s Head of Operations. In 2016, Kandil joined Careem, a ride-sharing company and the first unicorn in the Middle East. He supported the platform’s expansion into multiple new markets.

For additional information about Swvl, please visit www.swvl.com.

Forward-Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events and other statements that are not historical facts.

These statements are based on the current expectations of Swvl’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Swvl. These statements are subject to a number of risks and uncertainties regarding Swvl’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to: general economic, political and business conditions, including but not limited to the economic and operational disruptions and other effects of the COVID-19 pandemic; the ability of Swvl to execute its growth strategy, manage growth profitably and retain its key employees; competition with other companies in the mobility industry; Swvl’s limited operating history and lack of experience as a public company; recent implementation of certain policies and procedures to ensure compliance with applicable laws and regulations, including with respect to anti-bribery, anti-corruption, and cyber protection; the risk that Swvl is not able to execute its portfolio optimization plan; the risk that Swvl is unable to attract and retain consumers and qualified drivers and other high quality personnel; the risk that Swvl is unable to protect and enforce its intellectual property rights; the risk that Swvl is unable to determine rider demand to develop new offerings on its platform; the difficulty of obtaining required registrations, licenses, permits or approvals in jurisdictions in which Swvl currently operates or may in the future operate; the fact that Swvl currently operates in and intends to expand into jurisdictions that are, or have been, characterized by political instability, may have inadequate or limited regulatory and legal frameworks and may have limited, if any, treaties or other arrangements in place to protect foreign investment or involvement; the risk that Swvl’s drivers could be classified as employees, workers or quasi-employees in the jurisdictions they operate; the fact that Swvl has operations in countries known to experience high levels of corruption and is subject to territorial anti-corruption laws in these jurisdictions; the ability of Swvl to maintain the listing of its securities on Nasdaq; Swvl’s acquisitions may not be beneficial to Swvl as a result of the cost of integrating geographically disparate operations and the diversion of management’s attention from its existing business, among other things; and other risks that will be detailed from time to time in filings with the U.S. Securities and Exchange Commission. The foregoing list of risk factors is not exhaustive. There may be additional risks that Swvl presently does not know or that Swvl currently believes are immaterial that could also cause actual results to differ from those contained in forward-looking statements. In addition, forward-looking statements provide Swvl’s expectations, plans or forecasts of future events and views as of the date of this communication. Swvl anticipates that subsequent events and developments will cause Swvl’s assessments and projections to change. However, while Swvl may elect to update these forward-looking statements in the future, Swvl specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Swvl’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Contact

Youssef Salem

Swvl CFO

Investor.relations@swvl.com

Exhibit 99.2

Swvl Holdings Corp and its subsidiaries

Condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021

Swvl Holdings Corp and its subsidiaries

Condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021

Page(s)
Condensed interim consolidated statements of financial position	1-2

Condensed interim consolidated statements of comprehensive income	3

Condensed interim consolidated statements of changes in equity	4

Condensed interim consolidated statements of cash flows	5 – 6

Notes to the condensed interim consolidated financial statements	7 – 39

Swvl Holdings Corp and its subsidiaries

Condensed interim consolidated statements of financial position

		(Unaudited)	(Audited)
		At 30 June	At 31 December
		2022	2021
		USD	USD
ASSETS	Note
Non-current assets
Property and equipment	4	1,747,417	648,704
Intangible assets	5	10,470,998	988,406
Goodwill	6	20,760,727	4,418,226
Right-of-use assets		3,438,619	4,059,896
Deferred tax assets	17.2	15,304,600	14,631,743

		51,722,361	24,746,975

Current assets
Current financial assets		5,000,000	10,000,880
Deferred transaction cost		—	7,355,404
Trade and other receivables	7	14,278,176	6,603,240
Prepaid expenses and other current assets		5,091,010	1,102,989
Cash and bank balances	8	19,304,380	9,529,723

		43,673,566	34,592,236

Total assets		95,395,927	59,339,211

EQUITY AND LIABILITIES
EQUITY
Share capital	9.1	11,889	88,881,717
Share premium	9.2	314,218,626	—
Employee share scheme reserve	10	37,186,616	36,929,523
Foreign currency translation reserve		(1,137,716)	450,863
Accumulated losses		(375,804,634)	(216,066,255)

Net deficit attributable to the Parent Company’s Shareholders		(25,525,219)	(89,804,152)

Non-controlling interests		1,010,339	66,378

Total deficit		(24,514,880)	(89,737,774)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

(1)

Swvl Holdings Corp and its subsidiaries

Condensed interim consolidated statements of financial position (continued)

		(Unaudited)	(Audited)
		At 30 June	At 31 December
		2022	2021
		USD	USD
LIABILITIES
Non-current liabilities
Provision for employees’ end of service benefits		698,448	815,407
Earnout liabilities	11	37,568,164	—
Interest-bearing loans		1,681,103	337,545
Derivative warrant liabilities	12	11,145,000	—
Lease liabilities		2,777,604	2,961,317

		53,870,319	4,114,269

Current liabilities
Derivatives liability		—	44,330,400
Convertible notes		228,984	74,606,482
Accounts payable, accruals and other payables	13	63,122,137	23,606,454
Current tax liabilities		1,197,359	678,972
Loans from a related party	19	443,698	478,764
Interest-bearing loans		—	60,440
Lease liabilities		1,048,310	1,201,204

		66,040,488	144,962,716

Total liabilities		119,910,807	149,076,985

Total equity and liabilities		95,395,927	59,339,211

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

(2)

Swvl Holdings Corp and its subsidiaries

Condensed interim consolidated statements of comprehensive income

		For the six-month period
		ended 30 June
		(Unaudited)	(Unaudited)
		2022	2021
	Note	USD	USD
Revenue	15	40,740,083	12,916,256
Cost of sales		(49,314,589)	(15,906,541)

Gross loss		(8,574,506)	(2,990,285)

General and administrative expenses		(51,271,232)	(34,029,443)
Selling and marketing costs		(12,207,448)	(4,906,553)
Provision for expected credit losses	7	(2,194,381)	(426,549)
Hyperinflation adjustment	2.5	2,637,888	—
Other income		528,922	—
Other expenses		(231,448)	(518,234)

Operating loss		(71,312,205)	(42,871,064)

Change in fair value of financial liabilities	11,12	62,324,575	—
Recapitalization cost	20	(139,609,424)	—
Impairment of financial assets	22.5	(10,000,890)	—
Finance income		79,814	44,470
Finance cost		(3,725,204)	(39,554,547)

Loss for the period before tax		(162,243,334)	(82,381,141)

Tax	17.1	623,765	1,693,740

Loss for the period		(161,619,569)	(80,687,401)

Attributable to:
Equity holders of the Parent Company		(159,738,379)	(80,687,401)
Non-controlling interests		(1,881,190)	—

		(161,619,569)	(80,687,401)

Basic and diluted loss per share	18	(1.52)	(0.95)
Other comprehensive income
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations		(1,588,579)	166,005

Total comprehensive loss for the period		(163,208,148)	(80,521,396)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

(3)

Swvl Holdings Corp and its subsidiaries

Condensed interim consolidated statements of changes in equity

	Note	Share capital USD	Share premium USD	Employee share scheme reserve USD	Foreign currency translation reserve USD	Accumulated losses USD	Equity attributable to the Parent’s Shareholders	Non- controlling interest USD	Total equity/(net deficit) USD
As at 1 January 2021 (Audited)		88,881,717	—	3,318,292	860,374	(74,650,123)	18,410,260	—	18,410,260
Total comprehensive loss for the period
Loss for the period		—	—	—	—	(80,687,401)	(80,687,401)	—	(80,687,401)
Other comprehensive income for the period		—	—	—	166,005	—	166,005	—	166,005

		—	—	—	166,005	(80,687,401)	(80,521,396)	—	(80,521,396)
Employee share scheme charge	10	—	—	22,298,052	—	—	22,298,052	—	22,298,052

As at 30 June 2021 (Unaudited)		88,881,717	—	25,616,344	1,026,379	(155,337,524)	(39,813,084)	—	(39,813,084)

As at 1 January 2022 (Audited)		88,881,717	—	36,929,523	450,863	(216,066,255)	(89,804,152)	66,378	(89,737,774)
Total comprehensive loss for the period
Loss for the period		—	—	—	—	(159,738,379)	(159,738,379)	(1,881,190)	(161,619,569)
Other comprehensive income for the period		—	—	—	(1,588,579)	—	(1,588,579)	—	(1,588,579)

		—	—	—	(1,588,579)	(159,738,379)	(161,326,958)	(1,881,190)	(163,208,148)
Re-allocation of share premium	9	(88,873,271)	88,873,271	—	—	—	—	—	—
Issuance of shares	9	39	2,670,139	—	—	—	2,670,178	—	2,670,178
Issuance of shares to PIPE Investors	9	397	39,663,603	—	—	—	39,664,000	—	39,664,000
Issuance of shares to SPAC shareholders	9	1,395	32,332,406	—	—	—	32,333,801	—	32,333,801
Conversion of convertible notes	9	1,612	145,952,505	—	—	—	145,954,117	—	145,954,117
Recapitalizations costs	9	—	139,609,424	—	—	—	139,609,424	—	139,609,424
Costs attributable to the issuance of shares in connection with the business combination	9	—	(59,332,267)	—	—	—	(59,332,267)	—	(59,332,267)
Cost of shares earnouts	9	—	(75,550,455)	—	—	—	(75,550,455)	—	(75,550,455)
Acquisition of a subsidiary		—	—	—	—	—	—	2,825,151	2,825,151
Employee share scheme charge	10	—	—	257,093	—	—	257,093	—	257,093

As at 30 June 2022 (Unaudited)		11,889	314,218,626	37,186,616	(1,137,716)	(375,804,634)	(25,525,219)	1,010,339	(24,514,880)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

(4)

Swvl Holdings Corp and its subsidiaries

Condensed interim consolidated statements of cash flows

		For the six-month period ended
		30 June
		(Unaudited)	(Unaudited)
		2022	2021
		USD	USD
	Note
Loss for the period before tax		(162,243,334)	(82,381,141)
Adjustments for:
Depreciation of property and equipment	4	365,340	38,912
Depreciation of right-of-use assets		703,553	166,349
Gain on disposal of right-of-use assets		(85,636)	—
Amortization of intangible assets	5	676,750	—
Provision for expected credit losses	7	2,194,381	426,549
Impairment of financial assets	22.5	10,000,890	—
Change in fair value of financial liabilities	11,12	(62,324,575)	—
Finance cost		3,725,204	39,554,547
Recapitalization costs	20	139,609,424	—
Provision for employees’ end of service benefits		322,955	193,399
Employee share scheme reserve charges	10	257,093	22,298,052

		(66,797,955)	(19,703,333)
Changes in working capital:
Trade and other receivables		(8,114,968)	(1,162,624)
Prepaid expenses and other current assets		(3,988,021)	12,744
Accounts payable, accruals and other payables		1,992,144	1,847,286
Current tax liabilities		518,387	(1,201,799)
Advances to shareholders		—	10,044

		(76,390,413)	(20,197,682)
Payment of employee’s end of service benefits		(439,914)	—

Net cash outflow from operating activities		(76,830,327)	(20,197,682)

Cash flow from investing activities
Purchase of property and equipment		(1,191,592)	(53,214)
Purchase of financial assets at fair value through profit or loss		(5,000,010)	—
Capitalized development costs		(1,666,934)	—
Acquisition of subsidiaries, net of cash acquired		(1,463,293)	—

Net cash outflow from investing activities		(9,321,829)	(53,214)

Cash flows from financing activities
Proceeds from issuance of share capital		32,333,801	—
Proceeds from issuance of convertible notes		26,336,000	27,699,900
Proceeds from PIPE subscription		39,664,000	—
Repayment of loan from related party		(35,066)	—
Finance cost paid		(182,996)	(35,712)
Finance lease liabilities paid, net of accretion		(436,677)	(164,178)

Net cash inflow from financing activities		97,679,062	27,500,010

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

(5)

Swvl Holdings Corp and its subsidiaries

Condensed interim consolidated statements of cash flows (continued)

		For the six-month period ended
		30 June
		(Unaudited)	(Unaudited)
		2022	2021
		USD	USD
	Note
Net increase in cash and cash equivalents		11,526,906	7,249,114
Cash and cash equivalents at the beginning of the period		9,529,723	10,348,732
Effects of exchange rate changes on cash and cash equivalents		(1,752,249)	166,005

Cash and cash equivalents at the end of the period		19,304,380	17,763,851

Non-cash financing and investing activities:

		USD	USD
Issuance of shares during the period/year		2,670,178	—
Cost of shares earnouts		(53,268,293)	—
Acquisitions of non-controlling interests		(3,036,641)	—
Costs attributable to the issuance of shares		8,465,508	—
Conversion of convertible notes		145,954,117	—
Property and equipment additions through acquisition of business		(272,461)	—
Intangible assets additions through acquisition of business		(8,860,000)	—

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

(6)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021

1	Establishment and operations

Swvl Holdings Corp (the “Parent Company”) (formerly known as “Pivotal Holdings Corp”) is a business company limited by shares incorporated under the laws of the British Virgin Islands and was registered on 23 July 2021. The registered office of the Company is at P.O. Box 173, Kingston Chambers, Road Town, Tortola, the British Virgin Islands.

The condensed interim consolidated financial statements as at and for the six-month period ended 30 June 2022 consist of the Parent Company and its subsidiaries (together referred to as the “Group”). The Group’s principal head office is located in The Offices 4, One Central, Dubai World Trade Centre, Street 1, Dubai, United Arab Emirates.

Swvl Inc. was founded on 17 May 2017. Swvl Holdings Corp was incorporated as a direct wholly-owned subsidiary of Swvl Inc. As a result of various legal entity reorganization transactions undertaken in March 2022, Swvl Holdings Corp became the holding company of the Group, and the then-stockholders of Swvl Inc. became the stockholders of Swvl Holdings Corp. Swvl Inc. is the predecessor of Swvl Holdings Corp for financial reporting purposes.

The Group operates multimodal transportation networks in Egypt, Pakistan, Kenya, United Arab Emirates, Kingdom of Saudi Arabia, Jordan, Malaysia, Spain, Argentina, Chile, Germany and Turkey that offer access to transportation options through the Group’s platform and mobile-based application. The Group uses leading technology, operational excellence and product expertise to operate transportation services on predetermined routes. The Group develops and operates proprietary technology applications supporting a variety of offerings on its platform (“platform(s)” or “Platform(s)”). The Group provides transportation services through contracting with other service providers (or transportation operators). Riders are collectively referred to as “end-user(s)” or “consumer(s)”. The drivers are referred to as “captain(s).”

Reverse recapitalization

On 28 July 2021, the Parent Company and Queen’s Gambit Growth Capital, a Cayman Islands exempted company with limited liability (the “SPAC”) listed on the Nasdaq Capital Market (“NASDAQ”), and certain other parties have entered into a definitive agreement for a business combination that would result in the Group becoming a publicly listed company upon completion of the aforementioned transaction.

On March 31, 2022 (the “Closing Date”), the Parent Company consummated the transactions contemplated by the Business Combination Agreement (the “Business Combination Agreement”), dated as of July 28, 2021, as amended, between Swvl Inc., Queen’s Gambit Growth Capital and other merger companies.

As a result of the mergers and the other transactions (the “Transaction”) contemplated by the Business Combination Agreement, the merged Queen’s Gambit Surviving Company and Swvl Inc. each became wholly owned subsidiaries of the Parent Company, and the securityholders of the SPAC and Swvl Inc. became securityholders of the Parent Company.

(7)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

1	Establishment and operations (continued)

Reverse recapitalization (continued)

The Parent Company’s Second Amended and Restated Memorandum and Articles of Association authorizes the issuance of up to 555,000,000 shares, consisting of (a) 500,000,000 Class A Ordinary Shares and (b) 55,000,000 preferred shares. All outstanding Class A Ordinary Shares are fully paid and non-assessable. To the extent they are issued, certificates representing Class A Ordinary Shares are issued in registered form. All options, regardless of grant dates, will entitle holders to an equivalent number of Class A Ordinary Shares once the vesting and exercising conditions are met.

Subsequent to the closing of the Transaction, there were 118,496,102 Class A Ordinary Shares with par value of $0.0001 per share that were outstanding and issued. There were also 17,433,333 Warrants outstanding, at the closing of the Transaction, each exercisable at $11.50 per one Class A Ordinary Share, of which 11,500,000 are public warrants (“Public Warrants”) listed on NASDAQ and 5,933,333 private placement warrants (“Private Warrants”) held by the Sponsor (Note 12).

Pursuant to the terms of the Business Combination Agreement, at the Closing Date, among other things, each shareholder of Swvl Inc.’s outstanding a) Common Shares A, b) Common Shares B and c) Class A, B, C, D and D-1 preferred shares received approximately 1,510 (“Conversion Ratio”) shares of the Parent Company’s common shares A and the contingent right to receive certain Earnout Shares (Note 11), for each share of the Company’s common shares, par value $0.0001 per share in exchange of original shares.

Concurrently at the Closing Date, each outstanding and unexercised option (vested or not) to purchase Swvl Inc.’s Common Shares, was converted to an option to purchase approximately 1,509.96 the Parent Company’s common Shares A and the contingent right to receive certain Earnout restricted Stock Units (“Earnout RSUs”) at an exercise price per option equal to (x) the exercise price per option divided by (y) the exchange ratio.

Considering the facts of the Business Combination Agreement, it was assumed that the quoted price of the Company’s Common Shares A inherently considers the impact of the contingently issuable Earnout Shares, and it was part of an equity transaction between parties to the Transaction.

In addition, pursuant to the terms of the Business Combination Agreement, at the Closing Date, each outstanding Queen’s Gambit Warrant was automatically assumed and converted into a new Warrant to acquire new Swvl’s Common Share A, subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Queen’s Gambit Warrants.

In connection with the consummated Business Combination Agreement, certain investors (“PIPE Investors”) completed a private placement of 12,188,711 Common Shares A of the Parent Company for an aggregate purchase price of $111.5 million, of which $71.8 million were automatically exchanged to shares representing exchangeable notes issued by Swvl Inc. to certain PIPE investors prior to the consummated Merger.

(8)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

1	Establishment and operations (continued)

Reverse recapitalization (continued)

Pursuant to the Business Combination Agreement, the SPAC does not meet the definition of a business under the guidance of IFRS 3, hence the Transaction was accounted for as a recapitalization in accordance with IFRS 2. Under this method of accounting, Queen’s Gambit Growth Company is treated as the acquired company and Swvl Inc. is treated as the acquirer for financial statement reporting purposes. Swvl Inc. has been determined to be the accounting acquirer based on evaluation of the facts and circumstances of the business combination.

The following table summarizes the proceeds raised and issuance costs incurred related to the Business Combination on 30 March 2022:

	Number of
	shares	USD
Public shares outstanding	34,500,000	345,000,000
Shares redeemed	(29,175,999)	(291,759,990)

Shared issued to SPAC	5,324,001	53,240,010

Cash from reverse recapitalization		53,240,010
SPAC reverse recapitalization professional fees		(20,923,449)

Net proceeds from reverse recapitalization		32,316,561

1.1	Consolidated subsidiaries

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed, or has right to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

In certain cases, the Group is required to have a resident as one of the shareholders besides the Parent Company to comply with local laws and regulations. However, in such cases, the Group continues to remain the economic beneficiary of the shareholding held by such resident shareholder and therefore is said to have a “beneficial ownership” of such non-controlling interests, except as indicated below.

(9)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

1	Establishment and operations (continued)

1.1	Consolidated subsidiaries (continued)

		Legal ownership %		Principal business activities
Company name	Country of incorporation	30-Jun-22	31-Dec-21
Swvl Inc.	British Virgin Islands	100%	—	Holding company
Pivotal Merger Sub Company I	Cayman Islands	100%	—	Merger entity
Swvl Global FZE	UAE	100%	100%	Headquarters and management activities
Swvl for Smart Transport Applications and Services LLC	Egypt	99.80%	99.80%	Providing a technology platform to enable passenger transportation
Swvl Pakistan (Private) Ltd.	Pakistan	99.99%	99.99%
Swvl NBO Limited	Kenya	100%	100%
Swvl Technologies Ltd.	Kenya	100%	100%
Swvl Technologies FZE	UAE	100%	100%
Smart Way Transportation LLC (i)	Jordan	—	—
Swvl Saudi for Information Technology	Kingdom of Saudi Arabia	100%	100%
Swvl My For Information Technology SDN BHD	Malaysia	100%	100%
Shotl Transportation, S.L.	Spain	55%	55%
Viapool Inc. (ii)	Delaware, USA	51%		Holding company
Movilidad Digital SAS (ii)	Argentina	51%	—	Providing a technology platform to enable passenger transportation
Viapool SRL (ii)	Argentina	51%	—
Viapool SPA (ii)	Chile	51%	—
Swvl Brasil Tecnologia LTDA (ii)	Brazil	51%	—
Swvl Germany GmbH (formerly “Blitz B22-203 GmbH”) (iii)	Germany	100%	—	Holding company
Door2Door GmbH (iii)	Germany	100%	—	Providing a technology platform to enable passenger transportation
Volt Lines B.V. (iv)	Netherlands	100%	—	Holding company
Volt Lines Akilli Ulasim Teknolojileri ve Tasimacilik AS (iv)	Turkey	100%	—	Providing a technology platform to enable passenger
Volt Lines MENA limited (iv)	UAE	100%	—	transportation

(10)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

1	Establishment and operations (continued)

1.1	Consolidated subsidiaries (continued)

(i)

The Parent Company’s subsidiary Smart Way Transportation LLC (Jordan) was incorporated during the year ended 31 December 2021. The subsidiary is currently legally owned by a member of the Group’s management and is in the process of a legal ownership transfer to the Group. The subsidiary has been consolidated at 30 June 2022 based on the beneficial ownership and effective control.

(ii)

The Parent Company acquired 51% of the shares of Viapool Inc., a company based in Delaware, USA (Note 6) and holding each of Movilidad Digital SAS, Viapool SRL, Viapool SPA and Swvl Brasil Tecnologia LTDA. The Parent Company consolidates these entities based on de facto control.

(iii)

The Parent Company acquired 100% of the shares of Blitz B22-203 GmbH, a company based in Germany (Note 6), and subsequently Blitz B22-203 GmbH acquired 100% of the shares of Door2Door GmbH. The Parent Company consolidates these entities based on de facto control.

(iv)

The Parent Company acquired 100% of the shares of Volt Line BV, a company based in Netherlands (Note 6) and holding each of Volt Lines Akilli Ulasim Teknolojileri ve Tasimacilik AS and Volt Lines MENA limited. The Parent Company consolidates these entities based on de facto control.

1.2	Subsequent acquisition

On 11 July 2022, the Group signed a definitive sales and purchase agreement to acquire all the shares of Urbvan Mobility Ltd, a shared mobility platform offering technology-enabled transportation services across Mexico (Note 22.1).

2	Basis of preparation

These condensed interim consolidated financial statements are for the six-month periods ended 30 June 2022 and 2021 and are presented in United States Dollars (“USD” or “$”), which is the functional currency of the Parent Company. They have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’.

These condensed interim consolidated financial statements do not include all of the information required in annual consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) and should be read in conjunction with the consolidated financial statements for the year ended 31 December 2021. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements.

(11)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

2	Basis of preparation (continued)

2.1	Going concern

These condensed interim consolidated financial statements have been prepared on a going concern basis, which assumes that the Group will be able to discharge its liabilities in the ordinary course of business. The Group had net losses of $161,619,569 for the six-month period ended 30 June 2022 ($80,687,401 for the six-month period ended 30 June 2021), accumulated losses of $375,804,634 as at 30 June 2022 ($216,066,255 as at 31 December 2021), negative working capital of $22,366,922 as at 30 June 2022 ($110,370,480 as at 31 December 2021) and negative operating cash flows of $76,830,327 for the six-month period ended 30 June 2022 ($20,197,682 for the six-month period ended 30 June 2021).

Notwithstanding these results, management believes there are no events or conditions that give rise to doubt the ability of the Group to continue as a going concern for a period of twelve months after the preparation of the condensed interim consolidated financial statements. The assessment includes knowledge of the Group’s subsequent financial position, the estimated economic outlook and identified risks and uncertainties in relation thereto.

The Group has funded its operations primarily with proceeds from the issuance of Class A Ordinary Shares. On 31 March 2022, the Group received gross proceeds of $53.3 million and $111.5 million from the reverse recapitalization transaction and sale of shares to certain PIPE investors, respectively. In addition, adopting the portfolio optimization plan will contribute to strengthening the Group’s financial position (Note 14).

Subsequent to period-end, the Group has received $20 million in cash pursuant to a private placement agreement (Note 22.4).

Consequently, it has been concluded that adequate resources and liquidity to meet the cash flow requirements for the next twelve months are present, and it is reasonable to apply the going concern basis as the underlying assumption for the condensed interim consolidated financial statements.

2.2	Covid-19

The onset of the Covid-19 pandemic during the first quarter of 2020 and the lockdowns introduced by governments across the Group’s markets have had an impact on the Group’s business. After initial disruption, the overall business performance started showing signs of recovery from the third quarter of 2020. The economic uncertainty caused by the Covid-19 pandemic and the extent to which the Covid-19 pandemic will continue to impact the Group’s business, operations and financial results, including the duration and magnitude of such effects, will depend on numerous unpredictable factors.

(12)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

2	Basis of preparation (continued)

2.2	Covid-19 (continued)

Management has considered the effects of Covid-19 lockdowns along with other related events and conditions, and they have not hampered the Group’s ability to expand its scale of operations. While certain sectors were negatively impacted, the Group has raised investment during the six-month period ended 30 June 2022 from the definitive agreements it has entered into (Note 1). Management has determined that Covid-19 does not create conditions that cast significant doubt upon the Group’s ability to continue as a going concern. Accordingly, the condensed interim consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, the amounts and classification of liabilities, or any other adjustments that might result in the event the Group is unable to continue as a going concern.

2.3	Amended standards adopted by the Group

A number of amended standards became applicable for the current reporting period. The Group did not have to change its accounting policies or make retrospective adjustments as a result of adopting these amended standards.

2.4	Accounting policies

The accounting policies used for the condensed interim consolidated financial statements for the six-month period ended 30 June 2022 are consistent with those used in the annual consolidated financial statements for the year ended 31 December 2021. The only exception is the accounting policy for the Group’s earnout liabilities and derivatives warrant liabilities recognized during the six-month period ended 30 June 2022, as described below:

Earnout liabilities

Earnout liabilities are initially recognized at fair value at their inception, and subsequently at fair value at each reporting date. Valuation of shares earnout liability is measured using an appropriate valuation model which considers various factors such as the current trading stock price, equity volatility and cost of equity. The change in fair value of the earnout liabilities is recognized in the statement of profit or loss.

Derivative warrant liabilities

Warrants assumed in the Transaction give the holder the right, but not the obligation to subscribe to the Company’s Ordinary Shares at a fixed or determinable price for a specified period of five years. These instruments were part of the net assets acquired in the Transaction and, therefore, have applied the provisions of debt and equity classification under IAS 32.

Therefore, the warrants are accounted for as a financial liability (derivative liability) recognized at fair value upon the closing of the Transaction, and subsequently remeasured at fair value through profit and loss.

(13)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

2	Basis of preparation (continued)

2.5	Financial reporting in hyperinflationary economies

The Group’s subsidiaries located in Argentina and Turkey (Note 1.1) are operating in hyperinflationary economies. Accordingly, the results, cash flows and financial position of those subsidiaries have been expressed in terms of the measuring unit current, at the end of the reporting period.

The price index identification and movement are indicated as below:

	Argentina	Turkey
Price index identity	Consumer price index (Basis points)	Consumer price index (Basis points)
Price index level at 1 Jan 2022	605.0	763.2
Price index level at 30 June 2022	798.3	977.9
Change in index	193.3	214.7

The Group recognized an amount of $2,637,888 for the six-month period ended 30 June 2022 (Nil for the six-month period ended 30 June 2021) as hyperinflation adjustment.

3	Critical accounting judgments and estimates

When preparing the condensed interim consolidated financial statements, management undertakes a number of judgements, estimates and assumptions about recognition and measurement of assets, liabilities, income and expenses. The actual results may differ from the judgements, estimates and assumptions made by management, and will seldom equal the estimated results. The judgements, estimates and assumptions applied in the condensed interim consolidated financial statements for the six-month period ended 30 June 2022 and 2021, including the key sources of estimation uncertainty, were the same as those applied in the Group’s annual consolidated financial statements for the year ended 31 December 2021, except for the accounting estimates described below:

(14)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

3	Critical accounting judgments and estimates (continued)

3.1	Hyperinflationary economies

The Group exercises significant judgement in determining the onset of hyperinflation in countries in which it operates and whether the functional currency of its subsidiaries is currency of a hyperinflationary economy.

Various characteristics of the economic environments of Argentina and Turkey (Note 1.1) are considered. These characteristics include, but are not limited to, whether:

•	the general population prefers to keep its wealth in non-monetary assets or in a relatively stable foreign currency;

•	prices are quoted in a relatively stable foreign currency;

•	sales or purchase price stake expected losses of purchasing power during a short credit period into account;

•	interest rates, wages and prices are linked to a price index; and

•	the cumulative inflation rate over three years is approaching, or exceeding, 100%.

Management exercises judgement as to when a restatement of the financial statements of a Group entity becomes necessary. Following management’s assessment, the Group’s subsidiaries in Argentina and Turkey have been accounted for as entities operating in hyperinflationary economies.

The results, cash flows and financial positions of such subsidiaries have been expressed in terms of the current measuring units at the reporting date. The inflation adjusted financial information, is stated in terms of current Argentinian Peso and Turkish Lira at the reporting date using the respective Consumer Price Index (CPI) for both countries as supplied by the National Institute of Statistics and Censuses of the Argentine Republic (INDEC) and the Turkish Statistical Institute, respectively. The general price indices used in adjusting the results, cash flows and the financial position of the subsidiaries is set out in Note 2.5.

3.2	Business combinations

The Group records tangible and intangible assets acquired and liabilities assumed in business combinations under the acquisition method of accounting. Acquisition consideration typically includes cash payments and equity issued as consideration. In acquisitions where no consideration is transferred, goodwill is measured based on the fair value of the acquiree. Amounts paid for each acquisition are allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition inclusive of identifiable intangible assets. The estimated fair value of identifiable assets and liabilities, including intangibles, are based on valuations that use information and assumptions available to management. The Group allocates any excess purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed to goodwill.

(15)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

3	Critical accounting judgments and estimates (continued)

3.2	Business combination (continued)

Significant management judgments and assumptions are required in determining the fair value of assets acquired and liabilities assumed, particularly for acquired intangible assets, including estimated useful lives. The valuation of purchased intangible assets is based upon estimates of the future performance and discounted cash flows of the acquired business. Each asset acquired or liability assumed is measured at estimated fair value from the perspective of a market participant.

3.3	Capitalization of development costs

The Group capitalizes expenditures for the development of technology to the extent that it is expected to meet the criteria in accordance with IAS 38 Intangible Assets. The decision to capitalize is based on significant judgments made by management, including the technical feasibility of completing the intangible asset so that it will be available for use or sale and assumptions used to demonstrate that the asset will generate probable future economic benefits.

During the six-month period ended 30 June 2022, development costs of $1.7 million (year ended 31 December 2021: Nil) were capitalized based on a model whereby a percentage is allocated to employee related expenses based on the time spent on the development of assets. All employee expenses included in this balance relate to employees in the product and engineering departments, and the percentage attributable varies dependent on the nature of the work performed and the type of asset being developed.

3.4	Impairment of intangible assets

The carrying values of our long-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. If any indication exists, then the asset’s recoverable amount is estimated. Determining the recoverable amount is subjective and requires management to estimate future growth, profitability, discount and terminal growth rates, and project future cash flows, among other factors. Future events and changing market conditions may impact our assumptions as to prices, costs or other factors that may result in changes to our estimates of future cash flows.

If we conclude that a definite or indefinite long-lived intangible asset is impaired, we recognize a loss in an amount equal to the excess of the carrying value of the asset over its fair value at the date of impairment. The fair value at the date of the impairment becomes the new cost basis and will result in a lower depreciation expense than for periods before the asset’s impairment.

(16)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

3	Critical accounting judgments and estimates (continued)

3.5	Earnout liabilities

The Group uses accounting estimates in measuring the fair value of its earnouts liabilities. The Group used a Monte Carlo simulation based on the frequency that each tranche vests to value the dilutive impact of per share. The assumptions used in the valuation are disclosed in Note 21.

3.6	Derivative warrant liabilities

The Group’s derivative liabilities related to its public and private warrants are measured using appropriate valuation method. Public warrants derivative liabilities was measured using Binomial lattice model while Black-Scholes Options Pricing Model (“BSOPM”) was used to value the private warrants. The assumptions used in the valuation are disclosed in Note 21.

(17)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

4	Property and equipment

The property and equipment net book value consists of the following:

	(Unaudited)	(Audited)
	At 30 June	At 31 December
	2022	2021
	USD	USD
Furniture, fittings and equipment	903,996	483,547
Leasehold improvements	332,067	165,157
Construction work-in-progress	511,354	—

Property and equipment, net	1,747,417	648,704

Total expense arising from depreciation on property and equipment recognized in the condensed interim consolidated statement of comprehensive income as part of general and administrative expense for the six-month period ended 30 June 2022 was $365,340 ($38,912 for the six-month period ended 30 June 2021).

5	Intangible assets

		(Audited)
	(Unaudited)	At 31 December
	At 30 June 2022	2021
	Net book value	Net book value
	USD	USD
Trade name	900,968	10,000
Customer list (B2B relationships)	4,297,384	50,000
Developed technology	5,272,646	928,406

	10,470,998	988,406

Total expense arising from amortization of intangible assets recognized in the condensed interim consolidated statement of comprehensive income as part of general and administrative expense for the six-month period ended 30 June 2022 was $676,750 (Nil for the six-month period ended 30 June 2021).

(18)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

5	Intangible assets (continued)

Amortization is computed using the straight-line method based on the estimated useful lives of the assets as follows:

Years
Trade name	2
Customer list (B2B relationships)	8-11
Developed technology	5

6	Business combination and goodwill

(i)	Viapool

On 14 January 2022, the Group acquired a 51% controlling interest in Viapool Inc, (“Viapool”) a company incorporated under the laws of the U.S. State of Delaware, pursuant to the signed stock purchase agreement. Viapool is engaged in the development, implementation and commercialization of new mobility and transport systems, including different services and connecting travellers with buses and private cars in Argentina and Chile. This acquisition has been accounted for in accordance with IFRS 3 Business Combinations.

The Group incurred insignificant acquisition-related costs, which are not included as part of the consideration transferred and have been recognized as an expense in the condensed interim consolidated statement of profit or loss, as part of professional expenses.

The purchase consideration and the provisional fair value of the identifiable assets and liabilities of Viapool at the date of acquisition are as follows:

(19)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

6	Business combination and goodwill (continued)

(i)	Viapool (continued)

Fair value recognized
on acquisition
USD
Assets
Intangible assets	5,530,000
Right of use asset	34,524
Property and equipment	45,170
Trade and other receivables	907,040
Cash and cash equivalents	332,005

6,848,739
Liabilities
Interest-bearing loans	16,697
Trade and other payables	1,004,118
Lease liabilities	44,554

1,065,369

Total identifiable net assets at fair value	5,783,370

Non-controlling interest measured at fair value	(2,833,851)
Fair value of purchase consideration	4,400,000

Goodwill arising on acquisition	1,450,481

Cash flow on
acquisition
USD
Net cash acquired with the subsidiary	(332,005)
Cash consideration paid	1,000,000

Purchase consideration transferred	667,995

Purchase consideration is paid as follows:

•	$1 million in cash, paid by the Group at closing date of the acquisition;

•	$0.5 million in the Parent Company shares payable at closing date. The number of shares to be issued will be determined based on the share price at the date of payment;

•	$2.4 million in cash, payable ten business days counted as from of 31 March 2022; and

•	Maximum of $0.5 million in cash, payable subject to achieving certain revenue level as outlined in the stock purchase agreement (Note 21).

At 30 June 2022, the share payment mentioned above was still due for issuance.

(20)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

6	Business combination and goodwill (continued)

(i)	Viapool (continued)

Contribution of financial results to the Group

The acquired business contributed a loss of $3,133,340 for the period since the acquisition date to 30 June 2022.

(ii)	Volt Lines

On 25 May 2022, the Group acquired 100% of the shares of Volt Lines B.V. (“Volt Lines”), a company incorporated under the laws of the Netherlands, pursuant to the signed sale and purchase agreement. Volt Lines is engaged in the development, implementation and commercialization of new mobility and transport systems, including different services and connecting travellers with buses and private cars in Turkey. This acquisition has been accounted for in accordance with IFRS 3 Business Combinations.

The Group incurred insignificant acquisition-related costs, which are not included as part of consideration transferred and have been recognized as an expense in the condensed interim consolidated statement of profit or loss, as part of professional expenses.

The purchase consideration and the provisional fair value of the identifiable assets and liabilities of Volt Lines at the date of acquisition are as follows:

Fair value recognized
on acquisition
USD
Assets
Intangible assets	2,170,000
Property and equipment	178,561
Right of use asset	173,389
Trade and other receivables	570,966
Cash and cash equivalents	142,918

3,235,834

Liabilities
Interest-bearing loans	96,796
Trade and other payables	489,979
Convertible loan	241,506
Lease liabilities	188,010

1,016,291

Total identifiable net assets at fair value	2,219,543

Fair value of purchase consideration	13,200,000

Goodwill arising on acquisition	10,980,457

(21)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

6	Business combination and goodwill (continued)

(ii)	Volt Lines (continued)

Cash flow on
acquisition
USD
Net cash acquired with the subsidiary	(142,918)
Cash consideration paid	—

Purchase consideration transferred	(142,918)

Purchase consideration is paid as follows:

•	$5 million in cash, payable by the Group within 6 months of the closing date;

•	1,400,000 of the Parent Company shares (fair valued at $6.5 million at agreement closing date), payable at closing; and

•

Maximum of 1,800,000 of the Parent Company shares (fair valued at $1.7 million at agreement closing date), payable subject to achieving certain revenue milestones as outlined in the sale and purchase agreement (Note 21).

At 30 June 2022, the share payment mentioned above was still due for issuance.

Contribution of financial results to the Group

The acquired business contributed a loss of $408,230 excluding gain from hyperinflation adjustment of $2,676,834 for the period since the acquisition date to 30 June 2022.

(iii)	Door2Door

On 3 June 2022, the Group acquired 100% of the shares of Door2Door GMBH (“Door2Door”), a company incorporated under the laws of Germany, pursuant to the signed sale and purchase agreement. Door2Door is a high-growth mobility operations platform that partners with municipalities, public transit operators, corporations, and automotive companies to optimize shared mobility solutions across Europe. This acquisition has been accounted for in accordance with IFRS 3 Business Combination.

(22)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

6	Business combination and goodwill (continued)

(iii)	Door2Door (continued)

The purchase consideration and the provisional fair value of the identifiable assets and liabilities of Door2Door at the date of acquisition are as follows:

Fair value recognized
on acquisition
USD
Assets
Intangible assets	1,160,000
Property and equipment	48,730
Right of use asset	599,087
Trade and other receivables	250,495
Cash and cash equivalents	136,626

2,194,938
Liabilities
Interest-bearing loans	1,320,773
Trade and other payables	1,640,583
Lease liabilities	677,866

3,639,222

Total identifiable net deficit at fair value	(1,444,284)

Fair value of purchase consideration	2,615,000

Goodwill arising on acquisition	4,059,284

Cash flow on
Acquisition
USD
Net cash acquired with the subsidiary	(136,626)
Cash consideration paid	1,074,842

Purchase consideration transferred	938,216

Purchase consideration is paid as follows:

•	$0.87 million in cash, paid by the Group at closing date; and

•

$1.54 million, to be paid in shares of the Parent Company, within 6 months from initial listing of the shares of the Parent Company on NASDAQ, but no later than 9 months from closing date. The number of shares to be issued will be determined based on the share price at the date of payment. In addition, the Group has paid $0.2 million as acquisition cost.

At 30 June 2022, the share payment mentioned above was still due for issuance.

(23)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

6	Business combination and goodwill (continued)

(iii)	Door2Door (continued)

Contribution of financial results to the Group

The acquired business’s contribution to the Group’s financial results since the acquisition date was insignificant.

The Group’s total goodwill is summarized as per the table below:

		(Audited)
	(Unaudited)	At 31 December
	At 30 June 2022	2021
	USD	USD
Goodwill arising on acquisition of:
Viapool	1,450,481	—
Voltlines	10,980,457	—
Door2Door	4,059,284	—
Shotl	4,270,505	4,418,226

	20,760,727	4,418,226

7	Trade and other receivables

	(Unaudited)	(Audited)
	At 30 June	At 31 December
	2022	2021
	USD	USD
Trade receivables	11,519,038	4,223,645
Customer wallet receivables	1,742,649	1,329,364
Accrued income	4,372,354	3,038,259
Less: provision for expected credit losses	(4,598,163)	(2,403,782)

	13,035,878	6,187,486
Tax receivables	860,823	—
Other receivables	381,475	415,754

	14,278,176	6,603,240

(24)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

7	Trade and other receivables (continued)

Trade receivables are non-interest bearing and are generally on terms of up to 60 days. It is not the practice of the Group to obtain collateral over trade receivables and are therefore, unsecured.

Provision for expected credit losses for receivables consists of the following:

	(Unaudited)	(Audited)
	At 30 June	At 31 December
	2022	2021
	USD	USD
Provision for expected credit losses for trade receivables	3,628,323	1,857,436
Provision for expected credit losses for customer wallet receivables	969,840	546,346

	4,598,163	2,403,782

The movement in provision for expected credit losses are as follows:

	(Unaudited)	(Audited)
	At 30 June	At 31 December
	2022	2021
	USD	USD
At 1 January	2,403,782	1,076,678
Charge during the period/year	2,194,381	1,327,104

At the end of the period/year	4,598,163	2,403,782

8	Cash and bank balances

For the purpose of the cash flow statement, cash and cash equivalents comprise the following:

	(Unaudited)	(Audited)
	At 30 June	At 31 December
	2022	2021
	USD	USD
Cash in hand	21,452	3,410
Cash at banks	19,293,456	9,534,704
Bank overdraft	(10,528)	(8,391)

	19,304,380	9,529,723

(25)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

9	Share capital

On 31 March 2022, the Parent Company’s common stock and warrants began trading on NASDAQ under the ticker symbols “SWVL” and “SWVLW,” respectively. The Parent Company is authorized to issue 555,000,000 shares, consisting of (a) 500,000,000 Class A Ordinary Shares with a par value of $0.0001 per share and (b) 55,000,000 preferred shares with a par value of $0.0001 per share.

Prior to the Transaction, Swvl Inc. had seven classes of authorized common stock, Swvl Inc.’s Common A shares, Common B shares, Class A shares, Class B shares, Class C shares, Class D shares and Class D-1 shares. As a result of the Transaction, each outstanding share of Swvl Inc. capital stock was converted into the right to receive newly issued shares of the Company’s Class A ordinary shares at the respective Conversion Ratio, and the contingent right to receive certain Earnout Shares (Note 11), for each share of the Parent Company’s common shares.

9.1	Share capital

	(Unaudited)
	At 30 June 2022
	Number of	Number of
	shares	shares
	authorized	outstanding

Class A Ordinary Shares	500,000,000	118,883,072
Preferred Shares	55,000,000	—

	555,000,000	118,883,072

Each Class A Ordinary share has a par value of $0.0001.

The below table summarized the number of shares and share capital outstanding during the period:

	(Unaudited)
	At 30 June 2022
	Number of	Share capital
	shares

Issuance of shares to Swvl Inc. shareholders	84,455,247	8,446
Issuance of shares to SPAC shareholders	13,949,000	1,395
Conversion of convertible notes	16,125,455	1,612
Issuance of shares to PIPE investors	3,966,400	397
Other shares issued during the period	386,970	39

	118,883,072	11,889

(26)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

9	Share capital (continued)

9.2	Share premium

The below table represents the components of share premium balance:

(Unaudited)
At 30 June 2022
Share Premium
Issuance of shares to Swvl Inc. shareholders	88,873,271
Issuance of shares to SPAC shareholders	32,332,406
Conversion of convertible notes	145,952,505
Issuance of share to PIPE investors	39,663,603
Recapitalization costs (Note 20)	139,609,424
Other shares issued during the period	2,670,139

449,101,348

Less:
Costs attributable to the issuance of shares in connection with the business combination	(59,332,267)
Cost of earnout shares	(75,550,455)

314,218,626

10	Employee share scheme reserve

At 30 June 2022, the employee share scheme reserve balance was $ 37,186,616 (at 31 December 2021: $36,929,523).

Total charge arising from share-based payment transactions recognized in the consolidated statement of comprehensive income as part of employee benefit was $ 257,093 for the six-month period ended 30 June 2022 (expense of $22,298,052 for the six-month period ended 30 June 2021).

On 14 April 2022, the board of directors of the Parent Company passed a unanimous resolution to change the maximum number of share options that the Company is authorized to grant to its employees as identified by the management. This extension remains at similar terms with the original options, where 25% of the options vest annually from the issue date and are exercisable up to 10 years from the issue date.

(27)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

10	Employee share scheme reserve (continued)

The movement in share options and average exercise are as follows:

	(Unaudited)		(Audited)
	For the six-month period		For the year ended
	ended 30 June 2021		31 December 2021
	Average		Average
	exercise price		exercise price
	per share	Number of	per share	Number of
	option	options	option	options

	USD		USD
At 1 January	1.230	8,514,500	2.303	4,466,470
Issued during the year	0.187	140,422	1.700	5,849,416
Forfeited during the year	1.056	(262,733)	2.008	(1,801,386)

At the end of the period/year	1.595	8,392,189	1.609	8,514,500

Vested and exercisable	1.305	4,556,278	1.230	3,575,348

11	Earnouts liabilities

During the time period between the Closing Date and the five-year anniversary of the Closing Date (the “Earnout Period”), eligible Swvl Shareholders may receive up to 15 million additional shares of the Parent Company’s Common Shares A (the “Earnout Shares”) in the aggregate in three equal tranches of 5 million shares if the volume-weighted average closing sale price of our Common Stock is greater than or equal to $12.50, $15.00 and $17.50 for any 20 trading days within any 30 consecutive trading day period (“Trigger Events”) (or an earlier Change of Control event).

The Effective Time, which will be subject to potential forfeiture, and which will be able to be settled in Holdings Common Shares A upon the occurrence of the applicable Earnout Triggering Events (or an earlier Change of Control event).

	(Unaudited)
	At 30 June	At 31 December
	2022	2021
	USD	USD
Opening balance	—	—
Recognized pursuant to the reverse acquisition transaction	75,550,455	—
Change in fair value during the period/year	(37,982,291)	—

Ending balance	37,568,164	—

(28)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

12	Derivative warrant liabilities

Private and Public Warrants

Prior to the Transaction, the SPAC issued 17,433,333 warrants each exercisable at $11.50 per one Class A Ordinary Share, of which 11,500,000 are Public Warrants listed on NASDAQ and 5,933,333 Private Warrants held by the sponsor. Upon closing of the Transaction, the Parent Company assumed the Public Warrants and Private Warrants. Each whole warrant entitles the holder to purchase one share of the Company’s Class A ordinary shares at a price of $11.50 per share.

The Public Warrants will expire 5 years after completion of the transaction. The Parent Company has the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Parent Company’s Class A ordinary shares equals or exceeds $18.00 per share.

The Private Warrants are identical to the Public Warrants, except that the Private Warrants and the ordinary shares issuable upon exercise of the Private Warrants, so long as they are held by the sponsor or its permitted transferees, (i) will not be redeemable by the Parent Company, (ii) may not be transferred, assigned or sold by the holders until 30 days after the completion of the Transaction, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Warrants are held by holders other than the sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

	(Unaudited)
	At 30 June	At 31 December
	2022	2021
	USD	USD
Opening balance	—	—
Recognized pursuant to the reverse acquisition transaction	35,487,284	—
Change in fair value during the period/year	(24,342,284)	—

Ending balance	11,145,000	—

(29)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

13	Accounts payable, accruals and other payables

	(Unaudited)	(Audited)
	At 30 June	At 31 December
	2022	2021
	USD	USD
Financial items
Accounts payables	14,543,369	5,176,759
Accrued expenses	22,076,515	9,008,969
Deferred purchase price	18,283,552	3,618,902
Captain payables	2,001,949	1,249,948
Advances from customers	281,877	52,307
Other payables	2,945,913	560,857

	60,133,175	19,667,742
Non-financial items
Advances from individual customers (e-wallets)	2,988,962	3,938,712

Total accounts payable, accruals and other payables	63,122,137	23,606,454

14	Portfolio optimization program

On 30 May 2022, the Group announced a portfolio optimization plan that puts more focus on profitability measures, and cost efficiencies across the business. Adopting this plan resulted in a 32% headcount reduction.

During the six-month period ended 30 June 2022, the Group has incurred a total of $6.54 million in severances and gratuity payments to its employees (Note 16), out of which, $0.2 million was payable at 30 June 2022.

15	Revenue

The Group derives its revenue principally from end-users who use the Group’s platform to access routes predetermined by the Group. Revenue for transport services represents the total amount of fees charged to the end user for these services, net of items as disclosed in the revenue reconciliation table below.

Disaggregated revenue information

	(Unaudited) For the six-month
	period ended 30 June
	2022	2021
	USD	USD
Business to customers – B2C	15,355,066	5,092,454

Business to business – SaaS	483,233	—
Business to business – TaaS	24,901,784	7,823,802

	40,740,083	12,916,256

(30)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

15	Revenue (continued)

Revenue by geographical location

	(Unaudited) For the six-month
	period ended 30 June
	2022	2021
	USD	USD
Egypt	19,085,808	9,752,605
Pakistan	9,716,638	2,407,326
Kenya	2,091,455	351,229
Kingdom of Saudi Arabia	2,005,566	24,826
Jordan	1,651,022	85,745
Argentina	4,381,631	—
Turkey	743,030	—
Others	1,064,933	294,525

	40,740,083	12,916,256

16	Staff costs

	(Unaudited) For the six-month
	period ended 30 June
	2022	2021
	USD	USD
Salaries and other benefits	17,907,575	7,457,427
Severance payments (Note 14)	6,541,000	—
Share-based payments charges (Note 10)	257,093	22,298,052
(Reversal of)/Employee end of service benefits	(116,959)	193,400

	24,588,709	29,948,879

Staff costs are allocated as detailed below:

	(Unaudited) For the six-month
	period ended 30 June
	2022	2021
	USD	USD
General and administrative expenses	21,600,547	28,177,432
Selling and marketing expenses	2,988,162	1,771,447

	24,588,709	29,948,879

(31)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

17	Taxes

17.1	Components of provision for income taxes

The below table summarizes the income tax benefits and corporate tax expenses incurred by the group:

	(Unaudited) For the six-month
	period ended 30 June
	2022	2021
	USD	USD
Income tax benefit	672,857	1,693,740
Corporate tax expense	(49,092)	—

	623,765	1,693,740

17.2	Deferred tax asset

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes at the enacted rates. The significant components of the Group’s deferred tax assets as of the six-month period ended 30 June 2022 indicated below were as follows:

	(Unaudited) For
	the six-month	(Audited) For the
	period ended 30	year ended 31
	June 2022	December 2021
	USD	USD
Deferred tax asset movement:
Opening balance	14,631,743	9,913,707
Deferred tax credits during the period/year	672,857	4,718,036

Closing balance	15,304,600	14,631,743

18	Net loss per share

The following table sets forth the computation of basic and dilutive net loss per share attributable to the Group’s ordinary shareholders:

		(Unaudited)
	(Unaudited)	(Re-stated)
	For the six-	For the six-
	month	month period
	period ended	ended 30 June
	30 June 2022	2021

	USD	USD
Net loss attributable to ordinary shareholders	(161,619,569)	(80,687,401)
Weighted average shares outstanding – Basic and Diluted	106,253,308	85,288,745

Net loss per ordinary share – Basic and Diluted	(1.52)	(0.95)

(32)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

18	Net loss per share (continued)

Basic net loss per share is computed by dividing the net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period, adjusted for the effect of the Conversion Ratio as discussed in Note 1 and applied retrospectively to all prior periods presented.

As of 30 June 2022, 15 million Earnout Shares (Note 11) have been excluded from the calculation of weighted average shares outstanding, as they are contingently issuable subject to achieving certain milestones on the trading price and volume of our Class A ordinary shares on NASDAQ as discussed in Note 11.

As the Group was loss-making in all periods presented in these condensed interim consolidated financial statements, potentially dilutive instruments all have an anti-dilutive impact and therefore have been excluded in the calculation of diluted weighted average number of ordinary shares outstanding. These instruments include certain outstanding equity awards, warrants, share options and convertible loans and could potentially dilute earnings per share in the future.

19	Related party transactions and balances

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial and operating decisions. Related parties include associates, parent, subsidiaries, and key management personnel or their close family members. The terms and conditions of these transactions have been mutually agreed between the Group and the related parties. To determine significance, the Group considers various qualitative and quantitative factors including whether transactions with related parties are conducted in the ordinary course of business.

Interest in subsidiaries

The details of interests in the subsidiaries with whom the Group had entered into transactions or had agreements or arrangements in place during the period are disclosed in Note 1 of the condensed interim consolidated financial statements.

(33)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

19	Related party transactions and balances (continued)

Compensation of key management personnel

Key management personnel of the Group comprise the Parent Company’s directors and senior management of the Group.

	(Unaudited) For the six-month
	period ended 30 June
	2022	2021
	USD	USD
Short-term employee benefits	1,045,722	370,016
Provision for end of service benefits	12,315,458	65,679
Share-based payments	40,717	9,751,149

	13,401,897	10,186,844

No. of key management	7	7

Transactions with related parties

Details of transactions with related parties during the period, other than those which have been disclosed elsewhere in these condensed interim consolidated financial statements, are as follows:

	(Unaudited) For the six-month
	period ended 30 June
	2022	2021
	USD	USD
(Repayment from)/advances to shareholders	—	(10,044)

Short-term loans from related parties

	(Unaudited)	(Audited)
	At 30 June	At 31 December
	2022	2021
	USD	USD
Sister company
Routebox Technologies SL	77,894	84,039

Shareholders of Shotl Transportation SL
Camina Lab SL	299,653	323,338
Marfina SL	66,151	71,387

	365,804	394,725

	443,698	478,764

(34)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

20	Recapitalization costs

The difference in the fair value of the shares issued by the Company, the accounting acquirer, and the fair value of the SPAC’s, accounting acquiree’s, identifiable net assets represents a service received by the accounting acquirer. This difference is considered as cost of listing (recapitalization), and recorded in the condensed interim consolidated statement of profit or loss.

During the period, the Group incurred certain expenses as a result of the SPAC transaction. The following table displays the calculation of the listing costs recognized during the period:

	Number of shares/warrants USD	At Closing Date USD
Net deficit from SPAC transferred to the Group		18,532,095
SPAC ordinary shares outstanding	34,500,000	—
SPAC ordinary shares redeemed	(29,175,999)	—

Remaining Class A Ordinary Shares	5,324,001	—
SPAC Class B Sponsor Shares	8,625,000	—

Total shares issued to SPAC	13,949,001	—
Diluted share price at Closing Date	8.68	—
Total value transferred to the SPAC		121,077,329

Recapitalization costs		139,609,424

21	Fair value of financial instruments

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurement are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

(35)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

21	Fair value of financial instruments (continued)

Level 1: quoted market price (unadjusted) in an active market for identical assets or liabilities that the entity can access at the measurement date.

Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability; either directly or indirectly.

Level 3: inputs that are unobservable inputs for the asset or liability.

The following table shows the levels within the hierarchy of financial assets and liabilities measured at fair value on a recurring basis at 30 June 2022 and 31 December 2021

30 June 2022	Level 1	Level 2	Level 3	Total
Financial assets
Current financial assets	—	—	5,000,000	5,000,000

Total financial assets	—	—	5,000,000	5,000,000

Financial liabilities
Contingent consideration	—	—	2,196,000	2,196,000
Earnout liabilities	—	—	37,568,164	37,568,164
Derivative warrant liabilities	—	—	11,145,000	11,145,000

Total financial liabilities	—	—	50,909,164	50,909,164

31 December 2021	Level 1	Level 2	Level 3	Total
Financial assets
Current financial assets	—	—	10,000,880	10,000,880

Total financial assets	—	—	10,000,880	10,000,880

Financial liabilities
Derivatives liability	—	—	44,330,400	44,330,400

Total financial liabilities	—	—	44,330,400	44,330,400

The Group’s measurement of earnout liabilities, derivative warrant liabilities and contingent consideration are classified in Level 3 using valuation technique inputs that are not based on observable market data.

Derivative warrant liabilities

The Public Warrants were valued using Binomial lattice model while the Private Warrants were valued using BSOPM, which are considered to be a Level 3 fair value measurement. The primary unobservable inputs utilized in determining the fair value of the derivatives warrant liabilities are the expected volatility of our ordinary shares and risk-free rate.

(36)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

21	Fair value of financial instruments (continued)

Earnout liabilities

Earnout liabilities were valued using a Monte Carlo simulation based on the frequency that each tranche vests to value the dilutive impact of per share. The primary unobservable inputs utilized in determining the fair value of the earnout liabilities are equity volatility, cost of equity, probability of vesting and risk-free rate.

Contingent consideration

The fair value of the contingent consideration, related to the acquisitions of Viapool and Volt Lines (Note 6) in 2022, is estimated using a present value technique which discounts the management’s estimate of the probability that agreements’ target level of activity will be achieved. The primary unobservable inputs utilized in determining the fair value of the contingent consideration are the discount rate and the discount for lack of marketability.

The significant unobservable inputs used in the fair value measurements, are presented below:

Description	Significant unobservable input	Estimate of the input
Earnout liabilities	Equity Volatility	55%
	Cost of equity	18%
	Probability of vesting	35.7-52%
	Risk-free rate	3.38%

Derivative warrant liabilities	Volatility	21.6-37.8%
	Risk-free rate	2.99%

Contingent consideration	Discount rate	9.3%
	Discount for lack of marketability	60-70%

The carrying amounts of the following financial assets and liabilities are considered a reasonable approximation of their fair value:

•	trade and other receivables

•	cash and bank balances

•	accounts payable, accruals and other payables (except for contingent consideration)

•	interest-bearing loans.

(37)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

22	Subsequent events

22.1	Acquisition of a shared mobility platform, Urbvan Mobility Ltd.

On 11 July 2022, the Group closed a definitive sales and purchase agreement to acquire all the shares of Urbvan Mobility Ltd, a shared mobility platform offering tech-enabled transportation services across Mexico.

The agreed purchase price is detailed below:

•

On the 6-month anniversary of the agreement closing date (“First Payment”), the Group shall make a share payment of 2,931,639 Class A Ordinary Shares, and cash payment equivalent to 30,740 Class A Ordinary Shares multiplied by the share market price on the First Payment date.

•

On the 10-month anniversary of the agreement closing date (“Second Payment”), the Group shall make a share payment of 2,899,999 Class A Ordinary Shares, and cash payment equivalent to 30,407 Class A Ordinary Shares multiplied by the share market price on the Second Payment date.

•

On the 12-month anniversary of the agreement closing date (“Third Payment”), the Group shall make a share payment of 2,899,999 Class A Ordinary Shares, and cash payment equivalent to 30,407 Class A Ordinary Shares multiplied by the share market price on the Third Payment date.

•

On the 16-month anniversary of the agreement closing date (“Forth Payment”), the Group shall make a share payment of 1,399,998 Class A Ordinary Shares, and cash payment equivalent to 14,677 Class A Ordinary Shares multiplied by the share market price on the Forth Payment date.

•

On the 24-month anniversary of the agreement closing date (“Fifth Payment”), the Group shall make a share payment of 1,399,998 Class A Ordinary Shares, and cash payment equivalent to 14,677 Class A Ordinary Shares multiplied by the share market price on the Fifth Payment date.

•	Maximum of 750,000 Class A Ordinary Shares, payable subject to achieving certain revenue level as outlined in the sales and purchase agreement.

22.2	Voluntary extension of Swvl shares lock-up period

On 10 July 2022, certain shareholders, directors and officers of the Parent Company, including certain of its pre-Transaction shareholders, key executives and Queen’s Gambit Holdings LLC (collectively, the “Lock-Up Holders”), entered into voluntary extensions to their respective lock-up agreements of shares. The extension period which originally varied from 6 to 12 months after the date of closing of the Transaction on 31 March 2022 is now extended to vary between 12 to 18 months.

Collectively, the Lock-Up Holders that agreed to enter into the Lock-Up Extensions own 100,414,134 Class A Ordinary Shares, which represents approximately 84% of the total number of Class A Ordinary Shares outstanding as of 10 July 2022.

(38)

Swvl Holdings Corp and its subsidiaries

Notes to the condensed interim consolidated financial statements (unaudited)

For the six-month periods ended 30 June 2022 and 2021 (continued)

22	Subsequent events (continued)

22.3	Offer and sale purchase agreement with B. Riley Principal Capital LLC

On 8 July 2022, Swvl received it’s Notice of Effectiveness from the U.S. Securities and Exchange Commission on the purchase agreement entered with B. Riley Principal Capital LLC (“Riley”) on 6 April 2022, which enables the Company, at its discretion, to elect to issue and sell to Riley up to 102,939,766 of Class A Ordinary Shares.

22.4	Private placement of Class A Ordinary Shares and Warrants

On 9 August 2022, the Group entered a private placement agreement (“Securities Purchase Agreement”) to sell Class A Ordinary Shares and Warrants to an investor for a total subscription amount of $20 million which are paid in full at the date of execution.

Under the Securities Purchase Agreement, the Group agreed to sell, and the investor agreed to purchase, 12,121,214 Class A Ordinary Shares of the Company, and accordingly the Group issued the relevant shares to the investor. In addition, the investor receives 12,121,214 series A warrant exercisable within 5 years and 6,060,607 series B warrant exercisable within 2 years.

22.5	Termination of Agreement to Acquire Zeelo LTD.

On July 29, 2022, the Group and Zeelo LTD. agreed to terminate their previously announced transaction whereby the Group would acquire Zeelo.

The acquisition transaction was announced on April 28, 2022 and expected to close on May 24, 2022. All pre-completion obligations were met, but following financial market volatility, the Group and Zeelo mutually agreed to terminate the planned transaction.

During the period, the Group has impaired a convertible notes balance from Zeelo LTD of $10 million.

(39)